SWEPCO                  Southwestern Electric Power Company
                        A Central and South West Company

                               News Release


FOR IMMEDIATE RELEASE                                               Exhibit 99.1
CONTACTS:  Peter Main for SWEPCO, 318-673-3530
            Melanie Rovner Cohen for the Committee, 312-715-4040
            John Sharp for the Committee, 225-755-1060

                  SWEPCO, Committee, WST Increase Proposed Purchase Price
                          in Cajun Electric Bankruptcy

      SHREVEPORT, LA (June 23, 1999) - Southwestern Electric Power Company, the Committee of Certain Members and Washington-St. Tammany Electric Cooperative have increased the proposed purchase price in their joint reorganization plan for Cajun Electric Power Cooperative.

      The base bid has been increased to $990.5 million in a plan amendment filed June 22. The previous bid of $940.5 million was submitted on April 16, 1999. The plan calls for an affiliate of SWEPCO to acquire Cajun's non-nuclear assets and provide power to cooperatives through new, consensual, long-term power supply agreements.

      The new bid exceeds the rival  Louisiana  Generating bid by $30.5 million.

      The increase in purchase price is funded partially by a rate adjustment agreed to by the eight distribution cooperatives that support the joint plan. Rates under the amended plan remain below the level found to be "not presumptively unreasonable" by the Louisiana Public Service Commission. The revised rates remain below those proposed by rival Louisiana Generating.

      The  competing   reorganization  plans  are  subject  to  confirmation  by
Bankruptcy Court and regulatory approvals. Confirmation hearings are under way, scheduled through June 25, in U.S. Bankruptcy Court in Opelousas, La.

   The Committee of Certain Members includes Beauregard Electric Cooperative, Inc., Dixie Electric Membership Corp., Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., South Louisiana Electric Cooperative Association and Valley Electric Membership Corp.

   Washington-St.Tammany Electric Cooperative, Inc. (WST) is a co-proponent with SWEPCO and the Committee.

      Claiborne Electric Cooperative, Inc. which is not a membe of the Committee, also supports the SWEPCO/Committee/WST plan.

      Southwestern Electric Power Co., based in Shreveport, La., is a subsidiary of Central and South West Corp. (NYSE: CSR), a Dallas-based public utility holding company.

                                                                           # # #